Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

Telephone: (215) 564-8000

Boards of Trustees
Delaware Tax-Free Fund/Voyageur Mutual Funds
2005 Market Street
Philadelphia, PA 19103

Subject:

Delaware Group Tax-Free Fund
Post-Effective Amendment No. 36 to Registration Statement on Form N-1A
Registration Nos. 811-03850; 002-86606

Voyageur Mutual Funds
Post-Effective Amendment No. 34
Registration Nos. 811-07742; 033-63238

Ladies and Gentlemen:

     We have acted as counsel to Delaware Tax-Free Fund and Voyageur Mutual Funds, both of which are Delaware statutory trusts (together, the “Trusts”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Delaware Group Tax-Free Fund’s Post-Effective Amendment No. 36 and Voyageur Mutual Funds’ Post-Effective Amendment No. 34 (together, the “Amendments”) to their respective Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendments is to register an indefinite number of institutional class shares of beneficial interest for three series, Delaware Tax-Free USA Fund and Delaware Tax-Free USA Intermediate Fund, which are series of Delaware Group Tax-Free Fund, and Delaware National High-Yield Municipal Bond Fund, which is a series of Voyageur Mutual Funds (together, the “Funds”).

     We have reviewed the Trusts’ Agreements and Declarations of Trust, By-laws and resolutions adopted by the Trusts’ Boards of Trustees in connection with establishing institutional class shares for the Funds, as well as such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the shares of the Trusts, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

     1. The shares of the Funds will be issued in accordance with the Trusts’ Agreements and Declarations of Trust, By-laws and resolutions of the Trusts’ Boards of Trustees relating to the creation, authorization and issuance of shares.

     2. The Funds’ shares will be issued against payment therefor as described in the Trusts’ Prospectuses and Statement of Additional Information relating thereto, and that such payment will have been at least equal to the applicable offering price.

Boards of Trustees

Delaware Group Tax-Free Fund/Voyageur Mutual Funds
December 29, 2008

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to Delaware Group Tax-Free Fund’s Post-Effective Amendment No. 38 and Voyageur Mutual Funds’ Post-Effective Amendment No. 37.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY: /s/Jonathan M. Kopcsik
Jonathan M. Kopcsik